UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        BIO-SOLUTIONS INTERNATIONAL, INC.

                        (f/k/a SEPTIMA ENTERPRISES, INC.)
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)


Nevada                                                                85-0368333
-------------------------------                             --------------------
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                               Identification no.)

3807 Hardy Street

Hattiesburg, MS                                                            39402
------------------------------------------------            --------------------
(Address of principal executive offices)                              (Zip Code)

Issuer's telephone number: (805) 899-1299

                        BIO-SOLUTIONS INTERNATIONAL, INC.
                        (f/k/a Septima Enterprises, Inc.)
              YEAR 2001 EMPLOYEE/CONSULTANT STOCK COMPENSATION PLAN
                        ---------------------------------
                            (Full title of the plan)

                                  Joseph Ashley
                                3807 Hardy Street
                              Hattiesburg, MS 39402
                                 (601) 271-7309

                        ---------------------------------
            (Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

TITLE OF             PROPOSED          PROPOSED     MAXIMUM        AMOUNT OF
SECURITIES           AMOUNT            MAXIMUM      AGGREGATE      REGISTRATION
TO BE                TO BE             OFFERING     OFFERING       FEE (1)
REGISTERED           REGISTERED        PRICE        PRICE
                     PER SHARE
----------------     -------------     --------     ---------      ------------
Common Stock         12,000,000 (2)     $0.01       $120,000         $30.00
$.0001 par value


(1) Estimated pursuant to Rule 457(c) and 457(h) solely for the purpose of calculating the Registration Fee, which is based on the book value per share of the Company's Common Stock as of 12/31/00 since there is no current market in the stock.

(2) Represents the maximum number of shares which may be issued under the Bio-Solutions International, Inc. 2001 Employee/Consultant Stock Compensation Plan (the "Plan").



PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents which have been heretofore filed with the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this Registration Statement:

     (1) The Registrant's most recent report on Form 10KSB filed on August 7, 2000 for the year ended June 30, 2000, Form 10QSB filed on October 24, 2000 for the quarter ended September 30, 2000, and on January 9, 2001 for the quarter ended December 31, 2000, all filed in the name of Septima Enterprises, Inc., now known as Bio-Solutions International, Inc.

     (2) All other reports filed by the Registrant f/k/a Septima Enterprises, Inc. with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the period covered by the Form 10QSB filed on November 14, 1996 for the quarter ended September 30, 1996, on February 14, 1997 for the quarter ended December 31, 1996, on May 14, 1997 for the quarter ended March 31, 1997, Form 10KSB filed on September 26, 1997 for the year ended June 30, 1997, Form 10QSB filed on November 14, 1997 for the quarter ended September 30, 1997, on February 13\, 1998 for the quarter ended December 31, 1997, on August 7, 2000 for the quarter ended March 31, 1998, Form 10KSB filed on August 7, 2000 for the year ended June 30, 1998, Form 10QSB filed on August 7, 2000 for the quarter ended September 30, 1998, on August 7, 2000 for the quarter ended December 31, 1998, on August 7, 2000 for the quarter ended March 31, 1999, Form 10KSB filed on August 7, 2000 for the year ended June 30, 1999, Form 10QSB filed on August 7, 2000 for the quarter ended September 30, 1999, on August 7, 2000 for the quarter ended December 31, 1999, and on August 7, 2000 for the quarter ended March 31, 2000.

     (3) The description of the Common Stock of the Registrant contained in the Form 10SB referred to above.

         All documents filed by the Registrant  with the Commission  pursuant to
Section 13(a), 3(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Nevada Revised Statutes provide that: (1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believes to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order settlement, conviction or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believes to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful and (2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believes to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitles to indemnify for such expenses as the court deems proper.

         To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         The statutes also provide that any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (1) by the stockholders; (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         The articles of incorporation, the bylaws or an arrangement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsequent do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

         The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (1) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action and (2) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         Bio-Solution International, Inc.'s Articles of Incorporation provide that the corporation may indemnify any director, officer, employee, fiduciary, or agent of the corporation to the full extent permitted by the Nevada Corporation Code as in effect at the time of the conduct of such person.

Item 7.   Exemption from Registration Claimed.

     Not applicable.


Item 8.   Exhibits.

5.1    *  Opinion of Hartke and Hartke

10.35 * Bio-Solutions International, Inc. Year 2001 Employee/Consultant Stock Compensation Plan

23.1   *  Consent of S.W. Hatfield, CPA

23.2   *  Consent of Hartke & Hartke  (contained in the opinion filed as Exhibit
          5.1 hereof)

(* filed herewith)


Item 9.   Undertakings.

The Registrant hereby undertakes:

(a) (1) to file, during any period in which it offers or sells securities, a post effective amendment to this registration statement to include any prospectus required by Section10(a) (3) of the Securities Act;

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

         (3) to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of this counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final jurisdiction of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf, on February 14, 2001.

                                    BIO-SOLUTIONS INTERNATIONAL, INC.

                                    By: /s/ Louis H. Elwell, III
                                        ----------------------------------------

                                    Louis H. Elwell, III, Chairman and President


                                    /s/ Joseph Ashley
                                    --------------------------------------------
                                     Joseph Ashley, Treasurer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                Title                     Date
------------------              ---------------------       --------------------


/s/ Louis H. Elwell             Chairman & President         February 14, 2001
-------------------------
Louis H. Elwell, III



/s/ Joseph Ashley               Vice-President, Secretary,   February 14, 2001
-------------------------       Treasurer &  Director
Joseph Ashley



/s/ Krish Reddy                 Director                     February 14, 2001
-------------------------
Krish Reddy